EXHIBIT 21

SUBSIDIARIES OF STANADYNE HOLDINGS, INC.

Stanadyne Intermediate Holding Corp., a Delaware corporation

Stanadyne Corporation, a Delaware corporation

Stanadyne, SpA, a S.p.A. company incorporated in Italy

Stanadyne Amalgamations Private Limited, a private limited company incorporated in India (fully consolidated based on the company’s 51% controlling share, while the remaining 49% is recorded as a minority interest. As a result of additional investment in 2010, Stanadyne’s controlling share increased from 51.0 % to 64.9%.)

Stanadyne Changshu Corporation, a company incorporated in the People’s Republic of China

SUBSIDIARIES OF STANADYNE CORPORATION

Stanadyne, SpA, a S.p.A. company incorporated in Italy

Stanadyne Amalgamations Private Limited, a private limited company incorporated in India (fully consolidated based on the company’s 51% controlling share, while the remaining 49% is recorded as a minority interest. As a result of additional investment in 2010, Stanadyne’s controlling share increased from 51.0% to 64.9%.)

Stanadyne Changshu Corporation, a company incorporated in the People’s Republic of China